[TOPS LETTERHEAD]

                                              April 25,1997


Dear Shareholders:

     We cordially invite you to attend the Annual Meeting of the Shareholders of Tops Appliance City, Inc. (the "Company") to be held at 11:00 A.M. on Friday, May 23, 1997, at the Company's store at 410 Route 10, East Hanover, New Jersey.

     The purposes of this meeting are (i) to elect one (1) director, and (ii) to ratify the appointment of auditors. These matters are described in the accompanying Notice of Meeting and Proxy Statement.

     The Board of Directors recommends that Shareholders vote in favor of each proposal. We encourage all Shareholders to participate by voting their shares by Proxy whether or not they plan to attend the meeting. Please sign, date and mail the enclosed Proxy as soon as possible. If you do attend the Annual Meeting, you may still vote in person.

                                         Sincerely,


                                         Robert G. Gross
                                         Chairman of the Board

                     TOPS APPLIANCE CITY, INC.
                    45 Brunswick Avenue, CN-14
                     Edison, New Jersey 08818


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    To be held on May 23,1997



     Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of Tops Appliance City, Inc. (the "Company") will be held at the Company's store at 410 Route 10, East Hanover, New Jersey on May 23, 1997 at 11:00 A.M. Eastern Daylight Time, for the following purposes:

     1. To elect one member of the Board of Directors to serve until the 2000 Annual Meeting of Shareholders or until a successor is duly elected and qualified.

     2. To approve the appointment of Ernst & Young, LLP as the Company's independent auditors.

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on April 18, 1997 will be entitled to notice of and to vote at the Meeting.

     Whether or not you intend to attend the Meeting, please complete, date and sign the enclosed Proxy. Your Proxy will be revokable, either in writing or by voting in person at the Meeting, at any time prior to its exercise.

                                         By Order of the Board of Directors


                                         /s/ Thomas L. Zambelli
                                         __________________________________
                                         THOMAS L. ZAMBELLI, Secretary


Edison, New Jersey
April 25,1997

                    TOPS APPLIANCE CITY, INC.
                   45 Brunswick Avenue, CN-14
                    Edison, New Jersey 08818

                         PROXY STATEMENT


          Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of Proxy for such meeting solicited by the Board of Directors. The Board of Directors has fixed the close of business on April 18, 1997, as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock present in person, or represented by Proxy, shall constitute a quorum at the meeting.

          As of the record date, the Company had 7,277,229 outstanding shares of common stock, no par value (the "Common
Stock"), the holders of which are entitled to one vote per share.

          A Proxy that is properly submitted to the Company may be revoked at any time before it is exercised by written notice to the Secretary of the Company, and any Shareholder attending the meeting may vote in person and by doing so revokes any Proxy previously submitted by him. Where a Shareholder has specified a choice on his Proxy with respect to Proposals 1 and 2, it will be complied with. If no direction is given, all the shares represented by the Proxy will be voted in favor of such Proposals.

          The cost of soliciting Proxies will be paid by the Company, which will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy material to the beneficial owners of the Company's stock. Officers and regular employees of the Company may solicit Proxies personally and by telephone. The Annual Report of the Company for the year ended December 31, 1996, containing audited financial statements for such year, is enclosed with this Proxy Statement. This Proxy Statement and the enclosed Proxy are being sent to the shareholders of the Company on or about April 25, 1997.


          IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THIS
MEETING, YOU ARE REQUESTED TO PLEASE SIGN, DATE AND MAIL THE
PROXY PROMPTLY.

                         PROPOSAL NO. 1
                      ELECTION OF DIRECTORS


          According to the Company's By-Laws, the Board of Directors is divided into three classes, each of which is composed as nearly as possible of one-third of the directors. At the 1997 Annual Meeting, one director will be elected to serve for three years expiring on the date of the Annual Meeting of Shareholders in 2000. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Company's By-Laws. The name of the nominee for the Board of Directors and the names of the directors whose terms will continue after the Annual Meeting are listed below. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. However, discretionary authority is reserved to vote such shares in the best judgment of the persons named in the event that any person or persons other than the nominees listed below are to be voted on at the meeting due to the unavailability of any nominee so listed.

          All persons named below are directors of the Company at the present time. No family relationships exist between any nominee, director or executive officer of the Company.

                   NOMINEE FOR THREE-YEAR TERM

          John H. Hollands, 68, has served as President of Hollands Associates, a management consulting firm, since July 1991. Prior thereto, he served as Executive Vice President of Sony Corporation of America from July 1989 through July 1991 and as President of Sony Magnetic Products from July 1982 through July 1989. Mr. Hollands is Executive Director of the Vision Fund of America which supports the Lighthouse National Center for Vision and Aging. He is a member of the Company's Audit Committee. Mr. Hollands became a director of the Company in September 1992.


                 DIRECTORS CONTINUING IN OFFICE

          Leslie S. Turchin, 54, acquired the Company in 1970, and served as Chairman of the Board from 1988 until January 1997. He also served as President from 1988 until 1992 and as Chief Executive Officer from 1988 until May 1995. Mr. Turchin has been a director of the Company since 1970. Prior to 1970, Mr. Turchin was employed in sales positions at Kelvinator and at Sears Roebuck. His term as a director expires at the annual meeting in 1999.

          Robert G. Gross, 39, has served as a Director, Vice Chairman and Chief Executive Officer of the Company since June 1995. In January 1997, he was elected Chairman of the Board. Previously, Mr. Gross was President and Chief Operating Officer of Eye Care Centers of America, Inc. from 1990 to 1994. Prior to that, he served as a management consultant to Sears Specialty Merchandising Group. His term as a director expires at the annual meeting in 1999.

          Philip M. Schmidt, 62, has served as President of the Company since 1992 and prior to that served as Executive Vice President and Chief Operating Office since 1987. He became a director in 1988. Mr. Schmidt also served as Vice President and General Manager of the Company from 1985 to 1987. Prior to 1985, Mr. Schmidt held various management, sales and merchandising positions with Platt Music Corporation, May Company Department Stores and F & R Lazarus Department Stores. His term as a director expires at the annual meeting in 1998.

          Anthony L. Formica, 56, has served as the Chief
Operating Officer of the Kessler Institute for Rehabilitation since 1972. He is a member of the Audit and Compensation
Committees of the Company. Mr. Formica became a director of the Company in September 1992. His term as a director expires at the annual meeting in 1998.

                  INFORMATION CONCERNING BOARD

          The Board of Directors met three times in 1996.
Leslie S. Turchin, one of the incumbent directors, attended fewer than 75% of the meetings of the Board of Directors. In addition, the Board acted by unanimous consent eight times during 1996.

          The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. The Audit Committee is responsible for reviewing the Company's audited financial statements, meeting with the Company's independent accountants to review the Company's internal controls and financial management practices and examining all agreements or other transactions between the Company and its directors and officers (other than those compensation functions assigned to the Compensation Committee) to determine whether such agreements or transactions are fair to the Company's shareholders. Messrs. Formica and Hollands serve on the Audit Committee.

          The Compensation Committee is responsible for reviewing the compensation and benefits of the Company's executive officers, making recommendations to the Board of Directors concerning compensation and benefits for such executive officers and administering the Company's stock option plans. Messrs. Turchin, Gross, Schmidt and Formica serve on the Compensation Committee.

          The Company's Executive Committee has the authority to act, between meetings of the full Board of Directors, on any matter than might properly be brought before the Board of Directors, subject to exceptions for certain major matters.
Messrs. Turchin, Gross and Schmidt serve on the Executive
Committee.

          Directors who are not employees of the Company receive an annual fee of $5,000 and $500 per meeting for serving as directors. Directors who are employees of the Company do not receive any additional compensation for such services.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT


          The following table sets forth, as of March 31, 1997, the name and number of shares of Common Stock held by each person known to the Company to own beneficially more than five percent (5%) of the Company's Common Stock and the number of shares owned by each director of the Company, the Company's Chief Executive Officer and its other four most highly compensated executive officers, and all directors and executive officers as a group. Each of the following has an address c/o Tops Appliance City, Inc., 45 Brunswick Avenue, CN-14, Edison, New Jersey 08818, except Westinghouse Pension Plan, whose address is 11 Stanwix Street, Pittsburgh, Pennsylvania 15222. All shares are owned directly by the named person, except that 400,000 of Mr. Turchin's shares are owned by the Turchin Family Partnership and that Mr. Holland's shares are owned by his wife.

                               Number of               Percent
Name                          Shares Owned             of Class

Robert G. Gross                  18,800                 0.3%

Philip M. Schmidt                63,750                 0.9%

Richard L. Jones                      -                  -

Raymond G. Navarette                  -                  -

Thomas L. Zambelli                    -                  -

Leslie S. Turchin             2,538,337                34.9%

Anthony L. Formica                2,000                  -

John H. Hollands                  2,500                  -

Westinghouse Pension Plan     2,539,000                34.7%

All Officers and
  Directors as a
  Group (11 persons)          2,626,917                36.1%

                      CERTAIN TRANSACTIONS


          The Company leases a portion of its warehouse and distribution center, including office space, and its retail store in Edison, New Jersey from Leslie S. Turchin, a Director and the former Chairman of the Board of the Company.

          The Edison retail store lease commenced March 3, 1984 for a five-year term covering approximately 47,000 square feet in a shopping center at a base rent of $20,579 per month. The lease was amended on January 1, 1987 to reduce the leased premises to 43,309 square feet, to increase the base rent to $28,872 per month through December 1991 and $51,970 per month thereafter until December 1996, and to grant three additional five-year options to renew, the terms of which will expire December 31, 2011. The Company has exercised its first option to renew the lease through December 31, 2001 at a base rent of $59,412. Further amendments to the lease require that the rental payment for the second renewal term would be agreed upon by the parties at the time of the renewal but would be no less than $61,354 per month, and $79,400 per month during the third renewal term. The Company is also responsible for its proportionate share of real estate taxes and common area maintenance costs of the shopping center calculated as a percentage of the total square footage of rentable floor area of the buildings comprising the shopping center. The Company is also responsible for its own utilities and insurance expenses with respect to the leased premises.

          The lease for the office space and warehouse and distribution center in Edison, New Jersey commenced on November 1, 1985 for a term of five years, covered approximately fifteen acres, including a 318,000 square foot building, of which 28,000 square feet is office space, at a base rent of $97,517 per month. The lease includes two renewal options, each for a term of five years. Rental payments for the first renewal term, which ended December 31, 1996, were $111,337 per month. The second renewal term, which was exercised in 1996 and expires
December 31, 2001, requires a base rent of $105,577. The Company is responsible for paying all real estate taxes, utilities, insurance, and maintenance costs associated with these premises.

          The Company believes that the terms and conditions of the leases with Mr. Turchin are no less favorable to the Company than could have been obtained for comparable premises in arms' length transactions with unaffiliated third parties. The Company's independent directors must approve any future leases or other transactions with related parties.





                     EXECUTIVE COMPENSATION

          The following table sets forth, for each of the last three fiscal years, cash and certain other compensation paid or accrued by the Company for the Chief Executive Officer and for each of the four other most highly compensated executive officers (the "Named Officers") of the Company in all capacities in which they served:


                         SUMMARY COMPENSATION TABLE

                         Annual Compensation                                     Long Term Compensation
                         ____________________                                    ______________________

                                                                     Awards                  Payouts
                                                                     ______                  _______
                                                         Other
Name and                                                 Annual      Restricted                          All Other
Principal                                                Compen-     Stock       Options     LTIP        Compen-
Position              Year       Salary     Bonus        sation      Awards      SARs(#)     Payouts     sation
                      ____       ______     _____        _______     __________  _______     _______     _________

Robert G. Gross       1996       $ 300,000    -          $ 26,110    $ -         250,000       -           -
 Chairman and         1995         171,343    -             5,864      -         250,000(f)    -           _
Chief Executive       1994           -        -              -         -           -           -           -
 Officer (a)

Philip M. Schmidt     1996       $ 250,000 $  -         $ 86,138(d)    -         25,000        -           -
 President            1995         250,000  88,870        22,702       -           -           -           -
                      1994         250,000    -           46,934       -         55,000(g)     -           -

Richard L. Jones      1996       $ 225,000    -         $ 65,612(e)    -         90,000        -           -
 Senior Vice President1995          88,269    -           19,420       -         90,000(f)     -           -
 and Chief Operating  1994           -        -              -         -           -           -           -
 Officer (b)

Thomas L. Zambelli    1996       $  46,154    -            4,399       -         40,000        -            -
 Senior Vice President1995           -        -              -         -           -           -            -
 and Chief Financial  1994           -        -              -         -           -           -            -
 Officer(c)

Raymond G. Navarette  1996       $125,000  $  5,906     $  8,764  $    -         10,500        -          $  -
 Vice President-      1995        118,415     6,000       12,617       -           -           -             -
 Division Merchandise 1994        106,000     2,000                    -         13,500(h)     -            39,530
 Manager



___________
(a) Mr. Gross became Vice Chairman and Chief Executive Officer in June 1995 and Chairman in January 1997.

(b)  Mr. Jones became Senior Vice President and General
     Merchandise Manager in August 1995 and Chief Operating Officer in January 1997.

(c)  Mr. Zambelli became Senior Vice President and Chief
     Financial Officer in September 1996.

(d) $60,577 of this amount represents the cash settlement of accrued vacation paid in 1996.

(e) $58,078 of this amount represents relocation expenses reimbursed in 1996.

(f)  Cancelled in 1996.

(g)  25,000 of these options were cancelled in 1996.

(h)  10,500 of these options were cancelled in 1996.




                                                                                              Potential Realizable
                                                                                               Value at Assumed
                                    % of Total                                               Annual Rates of Stock
                                  Options/SARs                                                  Appreciation for
                  Options/SARs      Granted to         Exercise or Base                            Option Term
                     Granted    Employees in Fiscal          Price
Name                    #              Year                  ($/Sh)        Expiration Date      5%         10%
____              ____________  ___________________    ________________    _______________      __         ___

Robert G. Gross      250,000           24.0%                 $2.38              6/3/06       $375,000   $947,500
Philip M. Schmidt     25,000            2.4%                 $2.38              6/3/06       $ 37,500   $ 94,750
Richard L. Jones      90,000            8.7%                 $2.38              6/3/06       $135,000   $341,100
Thomas L. Zambelli    40,000            3.8%                 $1.44              9/3/06       $ 36,400   $ 91,600
Raymond G. Navarette  10,500            1.0%                 $2.38              6/3/06       $ 15,750   $ 39,795
All officers as
  a Group            447,900           43.0%                   -                 -              -           -


                 During 1996, stock options totalling 1,001,300 and 40,000 shares were issued at exercise prices of $2.38 and $1.44, respectively. Options are generally exercisable over a three year period from the date of grant. The assumed annual rates of appreciation of 5% and 10% for a ten (10) year period would result in the price of the Company's stock increasing from $.88 (closing price as of 4/14/96) to approximately $1.43 and $2.28, respectively.

Employment Agreements

                 The Company entered into management agreements with Philip M. Schmidt on January 1, 1989. The agreement with Mr. Schmidt amended on January 1, 1992 to extend the term of the agreement to five years from the date of the amendment. During 1996, the agreement with Mr. Schmidt was amended to extend the agreement for a period of one additional year. The Company entered into management agreements with Robert Gross, its Chief Executive Officer, effective June 1, 1995 for a term expiring May 31, 2000, with Richard L. Jones, its Chief Operating Officer, effective August 1, 1995 for a term expiring August 1, 1998 and with Thomas L. Zambelli, its Chief Financial Officer effective September 3, 1996 for a term expiring December 31, 1997.

                 Each of the existing agreements provide for a base salary subject to increases as approved by the Board of Directors. Currently, the base salaries of Messrs. Gross, Schmidt, Jones and Zambelli are $300,000, $250,000, $225,000 and $160,000, respectively.
The Board of Directors, in its discretion, may award annual bonuses to these officers.

                 Messrs. Gross, Schmidt, Jones and Zambelli each receive additional non-cash compensation in the form of reimbursed automobile expenses, use of automobiles owned or leased by the Company (or an allowance for such leasing or purchase by the executive subject to a dollar limitation), health, medical, hospitalization and other insurance benefits, and other benefits provided by the Company to all employees.

                 Pursuant to the terms of their respective management agreements, Mr. Gross, Mr. Schmidt, Mr. Jones and Mr. Zambelli have each agreed not to compete, directly or indirectly, with the Company in any state or geographic area in which the Company conducts or proposes to conduct business during the terms of their respective agreements and for a period of up to two years after termination of employment by expiration of the term of the agreement with cause. If the Company were to terminate the employment of Mr. Schmidt without cause, the terminated executive would not be bound by the terms of his agreement not to compete. Should any of these executives become disabled, as defined in their respective management agreements, the Company has the right to reduce such executive's compensation by fifty percent for the duration of the contract term.

                 Mr. Leslie S. Turchin, Founder and former Chairman of the Board, is also subject to an agreement not to compete directly or indirectly with the Company in any state in which the Company conducts or proposes to conduct business. Mr. Turchin's agreement not to compete terminates on January 20, 1999, two years following the date his management agreement terminated by voluntary withdrawal. Each of the agreements not to compete restrict Messrs. Turchin, Gross, Schmidt, Jones and Zambelli from soliciting customers, suppliers, employees or sales agents of the Company during the effective period of such agreements. Each executive is further restricted from disclosing any confidential information, trade secrets or customer lists to anyone for the same restricted period of time.

                 Pursuant to the terms of the respective management agreements, if there were a transfer of more than fifty percent of the voting securities of the Company (in one transaction or a series of transactions), or a sale of substantially all of the Company's assets, and, as a result, the employment of Mr. Gross or Mr. Schmidt is terminated without cause, Mr. Schmidt would receive compensation in an amount equal to one year's base salary. Mr. Gross would receive an amount ranging from $1,000,000 if the change of control occurred prior to May 31, 1997 down to $400,000 if the change of control occurred after June 1, 1998. Mr. Gross would receive one single payment by the Company within sixty days of notice of termination of the executive. Neither the Company's initial public offering in August 1992 or the corporate reorganization that occurred simultaneously was deemed to be an event that triggered these provisions.

Salary Savings Plan & Trust

                 The Company maintains a Salary Savings Plan & Trust ("401(k) Plan") for its employees who have reached the age of 21 and completed one "Year of Service" as that term is defined in the 401(k) Plan. The Plan is intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Plan, a participant may contribute up to 15% of his or her compensation, not to exceed an amount which would cause the 401(k) Plan to violate Section 401(k) and other applicable sections of the Code. In addition, the Company made annual contributions in an amount equal to 2-1/2% of each participant's compensation provided the participant completes certain service requirements for the year to which the contribution relates. Effective January 1997, the Plan was modified to provide for Company contributions of 25% of the participant's contribution up to 10% of that participant's annual compensation. The Company may also make additional discretionary contributions.

                 All participants are 100% vested in their own contributions and in the earnings attributable to their contributions. Vesting in the remainder of a participant's account is based upon years of service with the Company. After three years of service, a participant will be 20% vested, and will be vested by an additional 20% for each of the following years of service, up to 7 years, when the participant will be 100% vested. Each participant is entitled to the benefit that can be provided from his or her vested account.

                 The 401(k) Plan permits withdrawals in the event of termination of employment, retirement, disability, death or proven financial hardship. Distributions from the 401(k) Plan are payable in a lump sum or in installments over a period not to exceed the assumed life expectancy of the participant or the assumed joint life expectancy of the participant and his or her spouse.

                 Participants are offered a choice of five investment funds in which to direct their contributions. The
Company's contributions under the 401(k) Plan are invested in the manner designated by the Company, in its sole discretion.

                    COMPENSATION COMMITTEE REPORT

                 The Compensation Committee is comprised of Messrs. Turchin, Gross, Schmidt and Formica. The Compensation Committee reviews, recommends and approves changes to the Company's compensation policies and programs and is responsible for reviewing and approving the compensation of the Chief Executive Officer and other senior officers of the Company.

                 The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

                 The Company believes that executive compensation should be based upon value returned to shareholders. The Company has developed and is developing compensation programs designed to reflect Company performance and to be competitive in the marketplace. In designing compensation programs, the Company attempts to reflect both value created for shareholders while supporting the Company's strategic goals. The Company's compensation programs reflect the following themes:

                 . Compensation should be meaningfully related to the value created for shareholders.

                 . Compensation programs should support the Company's short-term and long-term strategic goals and objectives.

                 . Compensation programs should promote the Company's value and reward individuals for outstanding contributions to the Company's success.

                 . Short-term and long-term compensation should be designed to attract and retain superior executives.

                 The Company's executive compensation is based upon three components, base salary, annual incentive bonuses and long-term incentives, which are intended to serve the overall compensation philosophy.

Base Salary

                 The base salary of each executive officer is determined as a function of three principal factors: the individual's performance, the relationship of the individual's salary to similar executives in comparable companies, and increases in the individual's responsibilities, whether through promotions or otherwise. The base salaries of the Named Officers remained constant in 1996.


Annual Incentive Bonus

                 The Company's annual incentive bonuses are designed to reflect the individual officer's contribution to the profitability of the Company and any special achievements by the respective officers. Each officer's bonus is based upon the Company's performance in various areas, such as sales, profit margins, operating expenses and earnings before interest and taxes as compared to a pre-determined plan for each officer for each year.


Long-Term Incentives

                 The Company believes that shareholder value is enhanced by providing senior management as well as all employees with the opportunity to participate in the growth in the value of the Company's stock. The Board of Directors, including each member of the Compensation Committee, therefore adopted the Employee Stock Purchase Plan and the 1993 Senior Management Incentive and Non-Qualified Stock Option Plan, as amended, and the 1995 Incentive and Non-Qualified Stock Option Plan.

                 Each member of management is eligible for participation in the stock option plan. No member of management with the rank of vice president or higher is eligible to participate in the stock purchase plan, which is open to all other employees of the Company.

                 Stock options will be granted at the prevailing market value and will have value only if the price of the Company's stock increases. Grants that are made will generally vest over three years. Executives must be employed by the Company at the time of vesting in order to exercise the options.


                                   The Compensation Committee
                                        Leslie S. Turchin
                                        Robert G. Gross
                                        Philip M. Schmidt
                                        Anthony L. Formica


                          PERFORMANCE GRAPH

                 The following graph compares the cumulative total shareholders return on the Company's common stock with that of the S&P 500 Stock Index, a broad market index published by Standard & Poor's Corporation, and an industry index of radio, television and consumer electronic stores. The comparison assumes that $100 was invested in each of the Company's common stock, the stocks included in the S&P 500 Stock Index and the stocks included in the industry index on August 11, 1992, the date of the Company's initial public offering. The indexes reflect formulas for dividend reinvestment and weighing of individual stocks. This data was furnished by Media General Financial Services, Inc.

                 This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporate this graph by reference, and shall not otherwise be deemed filed under such Acts.




          COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY
                   INDUSTRY INDEX AND BROAD MARKET


                                 Fiscal Year Ending Aug. 11,
     Company            1992    1992    1993    1994    1995    1996
     _______            ____________________________________________

Tops Appliance City    100.00  162.50  137.50   39.29   17.86    9.38
Industry Index         100.00  146.58  159.92  149.36  130.33  128.80
Broad Market           100.00  104.11  114.61  116.12  159.76  196.44


                      THE BOARD OF DIRECTORS RECOMMENDS THAT THE
SHAREHOLDERS VOTE TO ELECT THE AFOREMENTIONED NOMINEE TO SERVE ON THE BOARD OF DIRECTORS.

                              PROPOSAL 2

                        RATIFICATION OF THE
                  SELECTION OF INDEPENDENT AUDITORS

                 The selection of independent auditors to examine the financial statements of the Company for the year ending
December 30, 1997 to be transmitted or made available to shareholders and filed with the Securities and Exchange Commission is to be submitted to the meeting for ratification. Ernst & Young, LLP has been selected by the Company's Board of Directors to examine such financial statements. A member of Ernst & Young will be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement.

                 THE BOARD OF DIRECTORS RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE RATIFICATION OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                               GENERAL

                 The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals.

                 Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of the election of nominees to the Board herein, and the ratification of selected independent auditors. All proxies will be voted as specified.

                 Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.


          SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

                 Shareholder proposals for inclusion in the proxy materials related to the 1998 Annual Meeting of Shareholders must be received by the Company no later than December 1, 1997. A Shareholder must have been a record or beneficial owner of the Company's common stock for at least one year prior to December 1, 1997, and the shareholder must continue to own such shares, worth at least $1,000, through the date on which the Meeting is held.

                 The Company's by-laws outline procedures, including minimum notice provisions, for shareholder nominations of directors and other shareholder business to be brought before shareholders at the Annual Meeting. A copy of the pertinent by-law provisions is available upon request to Thomas L. Zambelli, Secretary, Tops Appliance City, Inc., 45 Brunswick Avenue, CN-14, Edison, New Jersey 08818.

                       FORM 10-K ANNUAL REPORT

                 Upon written request by any shareholder entitled to vote at the 1997 Annual Meeting, the Company will furnish that person without charge a copy of the Form 10-K Annual Report which it filed with the Securities and Exchange Commission for 1996, including financial statements and schedules. If the person requesting the report was not a shareholder of record on April 18, 1997, the request must contain a good faith representation that the person making the request was a beneficial owner of the Company's common stock at the close of business on that date. Requests should be addressed to Thomas L. Zambelli, Chief Financial Officer, Tops Appliance City, Inc., 45 Brunswick Avenue, CN-14, Edison, New Jersey 08818.

                                  By Order of the Board of Directors


                                  TOPS APPLIANCE CITY, INC.


                                  /s/ Robert G. Gross
                                  __________________________
                                  ROBERT G. GROSS,
                                  Chairman of the Board



Edison, New Jersey
April 25, 1997